                     SECOND AMENDMENT TO CREDIT AGREEMENT

This Second Amendment to Credit Agreement (the "Second Amendment") is entered into as of the 21st day of January, 1999, by and among Berry Petroleum Company ("Borrower"), NationsBank, N.A., successor by merger to NationsBank of Texas, N.A., as Administrative Agent ("Agent"), and each of the financial institutions set forth on the signature pages hereto as Banks.

                                  WITNESSETH:

WHEREAS, Borrower, Agent and NationsBank, N.A. in its individual capacity "NationsBank") are parties to that certain Credit Agreement dated as of December 1, 1996, as amended by that certain First Amendment to Credit Agreement by and among Borrower, Agent and NationsBank dated as of May 29, 1998 (as amended, the "Credit Agreement") (unless otherwise defined herein, all terms used herein with their initial letter capitalized shall have the meaning given such terms in the Credit Agreement); and

WHEREAS, pursuant to the Credit Agreement, NationsBank has made certain Loans to Borrower and issued certain Letters of Credit for the account of Borrower; and

WHEREAS, immediately prior to the execution of this Second Amendment, NationsBank has entered into Assignment and Assumption Agreements with each of Wells Fargo Bank (Texas), N.A. and Union Bank of California, N.A. (collectively, the "New Banks," and together with NationsBank, the "Banks") pursuant to which NationsBank assigned to the New Banks, and each of the New Banks (a) acquired from NationsBank a portion of NationsBank's Commitment and a portion of the Loans and Letter of Credit Exposure held by NationsBank under the Credit Agreement and each of the other Loan Papers, (b) assumed and agreed to perform a portion of NationsBank's obligations under the Credit Agreement and the other Loan Papers, and (c) became a party to, and a "Bank" under, the Credit Agreement and the other Loan Papers; and

WHEREAS, Schedule 1 hereto reflects the Commitments of each Bank after giving effect to the Assignment and Assumption Agreements referenced above, and pursuant to Section 13.10 of the Credit Agreement, Schedule 1 to the Credit Agreement is deemed amended and restated in the form of Schedule 1 hereto; and

WHEREAS, Borrower has requested that Banks (i) amend certain terms of the Credit Agreement in certain respects, and (ii) establish a Borrowing Base of $110,000,000 to be effective January 21, 1999 and continuing until the next Determination Date; and

WHEREAS, subject to the terms and conditions herein contained, the Banks have agreed to Borrower's request.

NOW THEREFORE, for and in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and confessed, Borrower, Agent and Banks hereby agree as follows:

SECTION 1	Amendments.  Subject to the satisfaction of each condition precedent set forth in Section 3 hereof and in reliance on the representations, warranties, covenants and agreements contained in this Second Amendment, the
Credit Agreement shall be amended effective January 21, 1999 (the "Effective
Date") in the manner provided in this Section 1.

1.1 Additional Definitions. Section 1.1 of the Credit Agreement shall be amended to insert the following additional defined terms together with the definitions thereof set forth below in alphabetical order:

"Competitive Bid Eurodollar Loan" means a Competitive Bid Loan from a Bank to Borrower bearing interest at a rate equal to the Competitive Bid
Eurodollar Margin offered by such Bank and accepted by Borrower pursuant to
Section 2.2.1 above or below the Adjusted Eurodollar Rate.

"Competitive Bid Eurodollar Margin" means, as to any Competitive Bid made by a Bank pursuant to Section 2.2.1 to make a Competitive Bid Eurodollar Loan, the margin above or below the Adjusted Eurodollar Rate offered by the Bank making such Competitive Bid, expressed as a decimal to no more than four decimal places.

"Competitive Bid Fixed Rate" means, as to any Competitive Bid made by a Bank pursuant to Section 2.2.1 to make a Competitive Bid Fixed Rate Loan, the fixed rate of interest offered by the Bank making such Competitive Bid expressed as a decimal to no more than four decimal places.

"Competitive Bid Fixed Rate Loan" means a Competitive Bid Loan from a Bank to Borrower bearing interest at an absolute fixed rate.

1.2 Amendment to Definitions. The definitions of "Applicable Margin," "Commitment Fee Percentage," "Competitive Bid Loan," "Eurodollar Loan," "Interest Period," "Letter of Credit Fee," "Letter of Credit Fronting Fee," "Loan Papers," "Minimum Consolidated Tangible Net Worth," and "Termination Date" contained in Section 1.1 of the Credit Agreement shall be amended to read in full as follows:

"Applicable Margin" means, on any date, with respect to each Type of Loan, the amount determined in accordance with the table below by reference to the ratio of (a) Outstanding Credit on such date, to (b) the Borrowing Base in effect on such date; provided, that, so long as the Borrowing Base is equal to or less than $50,000,000 and no Borrowing Base Deficiency exists, the Applicable Margin for Base Rate Loans shall be 0% and the Applicable Margin for Committed Eurodollar Loans shall be .75%:

                                      2

Ratio of Outstanding           Applicable Margin for     Applicable Martin for
Credit to Borrowing Base          Base Rate Loans         Committed Eurodollar
                                                                 Loans
<= .50 to 1                           0.00%                          .75%

> .50 to 1 <= .75 to 1                0.00%                         1.00%

> .75 to 1 <= .90 to 1                0.00%                         1.25%

> .90 to 1                            0.00%                         1.50%

"Commitment Fee Percentage" means, on any date, a per annum percentage determined in accordance with the table below by reference to the ratio of (a) the Outstanding Credit on such date, to (b) the Borrowing Base in effect on such date; provided, that, so long as the Borrowing Base is equal to or less than $50,000,000 and no Borrowing Base Deficiency exists, the Commitment Fee Percentage shall be .25%:


Ratio of Outstanding               Commitment Fee
Credit to Borrowing Base             Percentage

<= .50 to 1                            .25%

> .50 to 1 <= .75 to 1                 .25%

> .75 to 1 <= .90 to 1                 .30%

> .90 to 1                             .35%

"Competitive Bid Loan" means a Loan from a Bank to Borrower pursuant to the bidding procedure described in Section 2.2.1. Each Competitive Bid Loan may be either a Competitive Bid Fixed Rate Loan or a Competitive Bid Eurodollar Loan in each case as requested by Borrower in the applicable Competitive Bid Request.

"Eurodollar Loan" means a Loan bearing interest with reference to the Adjusted Eurodollar Rate. Each Eurodollar Loan having a different Interest Period shall be deemed to be a separate Eurodollar Loan. Eurodollar Loans may be Committed Loans (a "Committed Eurodollar Loan") or Competitive Bid Loans.

"Interest Period" means: (a) with respect to each Borrowing comprised of Eurodollar Loans, the period commencing on the date of such Borrowing and ending one (1), two (2), three (3) or six (6), and, if available to Banks, nine (9) or twelve (12) months thereafter, as Borrower may elect in the applicable Request for Committed Loans or Competitive Bid Request; provided that:


(i) any Interest Period which would otherwise end on a day which is not a Eurodollar Business Day shall be extended to the next succeeding Eurodollar Business Day

                                      3

unless such Eurodollar Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Eurodollar Business Day;

(ii) any Interest Period which begins on the last Eurodollar Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (iii) below, end on the last Eurodollar Business Day of a calendar month;

(iii) if any Interest Period includes a date on which any payment of principal of such Loans is required to be made hereunder, but does not end on such date, then (A) the principal amount of each Eurodollar Loan required to be repaid on such date shall have an Interest Period ending on such date, and (B) the remainder of each such Eurodollar Loan shall have an Interest Period determined as set forth above; and

(iv) no Interest Period for Competitive Bid Eurodollar Loans shall be for a period of more than three (3) months.

(b) with respect to each Borrowing comprised of Competitive Bid Fixed Rate Loans, the period commencing on the date of such Borrowing and ending 7, 30, 60 or 90 days thereafter as Borrower may elect in the applicable Competitive Bid Request; provided, that:

(i) any Interest Period (other than an Interest Period determined pursuant to clause (ii)(A) below) which would otherwise end on a day which is not a Domestic Business Day shall be extended to the next succeeding Domestic Business Day; and

(ii) if any Interest Period includes a date on which any payment of principal of the Loans is required to be made hereunder, but does not end on such date, then (A) the principal amount of each Competitive Bid Fixed Rate Loan required to be repaid on such date shall have an Interest Period ending on such date, and (B) any remainder of each such Competitive Bid Fixed Rate Loan shall have an Interest Period determined as set forth above; and

(iii) no Interest Period shall extend past the thirtieth (30th) day prior to the Termination Date.

"Letter of Credit Fee" means, the Letter of Credit Fee payable pursuant to
Section 2.1(b) and which shall accrue each day at the greater of (a) a per annum fee of $500, or (b) a per annum rate in effect on such day determined in accordance with the table below by reference to the ratio of (i) the Outstanding Credit on such day, to (ii) the Borrowing Base in effect on such day provided, that, so long as the Borrowing Base is equal to or less than $50,000,000 and no Borrowing Base Deficiency exists, the Letter of Credit Fee shall be the greater of (y) a per annum fee of $500, or (z) .75%:

                                       4

Ratio of Outstanding                Per Annum Letter of
Credit to Borrowing                      Credit Fee
Base

<= .50 to 1                                  .75%

> .50 to 1 <= .75 to 1                      1.00%

> .75 to 1 <= .90 to 1                      1.25%

> .90 to 1                                  1.50%

"Letter of Credit Fronting Fee" means the Letter of Credit Fronting Fee payable pursuant to Section 2.1(b) which shall accrue each day at a per annum rate of .125%.

"Loan Papers" means this Agreement, the First Amendment, the Second Amendment, the Notes and all other certificates, documents or instruments delivered in connection with this Agreement, as the foregoing may be amended from time to time.

"Minimum Consolidated Tangible Net Worth" means the sum of (a) $90,000,000 plus
(b) seventy-five percent (75%) of any increase in the shareholders equity of Borrower resulting from the issuance of equity securities by Borrower after the Effective Date of the Second Amendment.

"Termination Date" means January 21, 2004.

"Second Amendment" means that certain Second Amendment to Credit
Agreement dated as of January 21, 1999, by and among Borrower, Agent and the Banks.

1.3	Elimination of Certain Definitions.  Section 1.1 of the Credit Agreement
shall be amended to eliminate the defined terms "Additional Interest," "Competitive Bid Availability," "Competitive Bid Rate," "Conversion Date,"
"Over Funded Bank," "Single Bank Credit Limit" and "Under Funded Bank" and the definitions of such terms.

1.4	Amendment to Commitment Provisions.  Article II of the Credit
Agreement shall be amended to read in full as follows:

                                  ARTICLE II

                                  THE CREDIT

SECTION 2.1. Commitments. (a) Each Bank severally agrees, subject to the terms and conditions set forth in this Agreement, to make Committed Loans to Borrower from time to time in amounts not to exceed in the aggregate amount at any

                                       5


one time outstanding, the lesser of (i) such Bank's Commitment Percentage of the Borrowing Base in effect at such time reduced by the amount of such Bank's Letter of Credit Exposure, or (ii) the amount of such Bank's Commitment at such time reduced by the amount of such Bank's Letter of Credit Exposure. In addition to the foregoing, each Bank may, in its sole and absolute discretion, and in accordance with the procedures set forth in Section 2.2.1 make Competitive Bid Loans to Borrower without limit with respect to the amount of such Bank's Commitment or such Bank's Commitment Percentage of the Borrowing Base, but subject in all respects to Section 2.1(c) and the other terms and provisions of this Agreement. Each Committed Borrowing shall be in an aggregate principal amount of $1,000,000 or any larger integral multiple of $100,000 (except that any Base Rate Committed Borrowing may be in an amount equal to the Availability). Borrower's right to request Competitive Bid
Loans and the right of each Bank to make Competitive Bid Loans hereunder shall be subject to the restriction that no Bank shall be permitted to make Competitive Bid Loans with an Interest Period expiring on or after the thirtieth (30th) day prior to the Termination Date. Subject to the foregoing limitations and the other provisions of this Agreement, Borrower may obtain Borrowings under this Section 2.1(a), and repay Loans and request new Borrowings under this Section 2.1(a).


(b) Agent, or such Bank designated by Agent which (without obligation to do so) consents to the same ("Issuer") will, from time to time until the ninetieth (90th) day prior to the Termination Date, upon request by Borrower, issue Letters of Credit for the account of Borrower so long as
(i) the sum of (A) the total Letter of Credit Exposure then existing and
(B) the amount of the requested Letter of Credit does not exceed twenty five percent (25%) of the Borrowing Base then in effect, and (ii) Borrower would be entitled to a Committed Borrowing under Section 2.1(a) in an amount greater than or equal to the requested Letter of Credit. Not less than three (3) Domestic Business Days prior to the requested date of issuance of any such Letter of Credit, Borrower shall execute and deliver to Issuer, Issuer's customary letter of credit application. Each Letter of Credit shall be in the minimum amount of $5,000 and shall be in form and substance acceptable to Issuer. No Letter of Credit shall have an expiration date later than the earlier of (i) thirty (30) days prior to the Termination Date, or (ii) one
(1) year from the date of issuance. Upon the date of issuance of a Letter of Credit, Issuer shall be deemed to have sold to each other Bank, and each other Bank shall be deemed to have purchased from Issuer, a participation in the related Letter of Credit and Letter of Credit Exposure equal to such Bank's Commitment Percentage thereof. Issuer shall notify each Bank by telephone, teletransmission or telex of each Letter of Credit issued pursuant to the terms hereof. If any Letter of Credit is presented for payment by the beneficiary thereof, Agent shall cause a Committed Borrowing comprised of Base Rate Loans to be made to reimburse Issuer for the payment under the Letter of Credit, whether or not Borrower would then be entitled to a Committed Borrowing pursuant to the terms hereof, and each Bank which participated in such Letter and Letter of Credit Exposure shall be obligated to make a Base Rate Loan equal to the amount of its participation interest. On the Termination Date, and on each Quarterly Date prior to the Termination Date,

                                      6

and in the event the Commitments are terminated in their entirety prior to the Termination Date, on the date of such termination, Borrower shall pay to (a) the Administrative Agent for the ratable benefit of each Bank, the Letter of Credit Fee which accrued during the Fiscal Quarter (or portion thereof) ending on such date, and (b) Administrative Agent solely for its own account, the Letter of Credit Fronting Fee which accrued during the Fiscal Quarter (or portion thereof) ending at such date. The Letter of Credit Fees and Letter of Credit Fronting Fees payable hereunder shall accrue on a daily basis at the per annum rates specified in the definitions of such terms and on the aggregate outstanding Letter of Credit Exposure each day computed on the basis of the actual number of days elapsed and assuming a calendar year of 360 days.

Upon the occurrence of any Event of Default, and at the times required by
Section 3.4 hereof, Borrower shall deposit with Agent cash or readily marketable United States Treasury securities with a maturity of one year or less in such amounts as Agent may request, up to a maximum amount equal to the aggregate existing Letter of Credit Exposure of all Banks. Any cash or securities so deposited shall be held by Agent for the ratable benefit of all Banks with Letter of Credit Exposure as security for such Letter of Credit Exposure and as security for the Base Rate Loans to be made pursuant to this
Section 2.1(b) upon any payment of any related Letter of Credit, and Borrower will, in connection therewith, execute and deliver such security agreements in form and substance satisfactory to Agent which it may, in its discretion, require. As drafts or demands for payment are presented under any Letter of Credit, Agent shall apply such cash (and liquidate such treasury securities and apply the cash proceeds thereof) to satisfy such drafts or demands. When either (i) all Letters of Credit have expired, the Obligations have been repaid in full and the Commitments of all Banks have been terminated, or
(ii) all Events of Default have been cured to the satisfaction of the Required Banks, Agent shall release to Borrower any remaining cash and securities deposited under this Section 2.1(b).

Whenever Borrower is required to make deposits under this Section 2.1(b) and fails to do so on the day such deposit is due, Agent or any Bank may, without notice to Borrower, make such deposit (whether by transfers from other accounts maintained with any Bank or otherwise) using any funds then available to any Bank of Borrower, any guarantor, or any other person liable for all or any part of the Obligations.

(c)	No Bank will be obligated to, or shall, lend to Borrower or incur Letter of Credit Exposure, and Borrower shall not be entitled to borrow any amount or obtain Letters of Credit hereunder in an amount which would cause the Outstanding Credit to exceed the Borrowing Base then in effect under Article
III. Nothing in this Section 2.1(c) shall be deemed to limit any Bank's obligation to fund Base Rate Loans with respect to its participation in Letters of Credit in connection with any Committed Borrowing comprised of Base Rate Loans made as a result of the drawing under any Letter of Credit.

                                      7


SECTION 2.2.  Method of Borrowing.

2.2.1. Competitive Bid Procedure. (a) In order to request Competitive Bids, Borrower shall hand deliver, telex or telecopy to Agent a duly completed Competitive Bid Request, to be received by Agent not later than 12:00 noon (Dallas, Texas time), three (3) Domestic Business Days (in the case of any request for Competitive Bid Fixed Rate Loans) and five (5) Eurodollar Business Days (in the case of any request for Competitive Bid Eurodollar Loans) before the date specified for a proposed Competitive Bid Borrowing. No Competitive Bid Request shall be made with respect to any Type of Loan other than a Competitive Bid Fixed Rate Loan or a Competitive Bid Eurodollar Loan, and Competitive Bids shall be submitted and Competitive Bid Loans shall be made only of the Type requested in the applicable Competitive Bid Request. A Competitive Bid Request that does not conform substantially to the format of Exhibit C may be rejected at Agent's sole discretion, and Agent shall promptly notify Borrower of such rejection by telex or telecopier. Each Competitive Bid Request shall in each case refer to this Agreement and specify
(x) the Borrowing date of such Competitive Bid Loans (which shall be a Domestic Business Day) and the aggregate principal amount thereof (which shall not be less than $5,000,000 and shall be an integral multiple of $100,000), (y) whether the Competitive Bid Loans to be made pursuant thereto are to be Competitive Bid Fixed Rate Loans or Competitive Bid Eurodollar Loans, and (z) the Interest Period with respect thereto. Promptly after its receipt of a Competitive Bid Request that is not rejected as aforesaid, Agent shall invite by telex or telecopier (in the form set forth in Exhibit D hereto) Banks to bid, on the terms and conditions of this Agreement, to make Competitive Bid Loans pursuant to such Competitive Bid Request.


(b)	Each Bank may, in its sole discretion, make one or more Competitive Bids to Borrower responsive to each Competitive Bid Request. Each Competitive Bid by a Bank must be received by Agent via telex or telecopier, in the form of Exhibit E hereto, not later than 10:00 a.m. (Dallas, Texas time), two (2) Domestic Business Days (in the case of any request for Competitive Bid Fixed Rate Loans) or four (4) Eurodollar Business Days (in the case of any request for Competitive Bid Eurodollar Loans) before the date specified for a proposed Competitive Bid Borrowing. Competitive

                                       8

Bids that do not conform substantially to the format of Exhibit E may be rejected by Agent after conferring with, and upon the instruction of Borrower, and Agent shall notify the applicable Bank of such rejection as soon as practicable. Each Competitive Bid shall refer to this Agreement and (x) specify the principal amount (which shall be in a minimum principal amount of $1,000,000 and in an integral multiple of $100,000 and which, subject to the conditions set forth in Section 2.1, may equal the entire principal amount of the Competitive Bid Borrowing requested by Borrower) of the Competitive Bid Loan that Bank is willing to make to Borrower, (y) specify the Competitive Bid Fixed Rate or Competitive Bid Eurodollar Margin at which such Bank is prepared to make the Competitive Bid Loan and (z) confirm the Interest Period with respect thereto specified by Borrower in its Competitive Bid Request. If any Bank shall elect not to make a Competitive Bid, such Bank shall so notify Agent via telex not later than 10:00 a.m. (Dallas, Texas time), two (2) Domestic Business Days (in the case of any request for Competitive Bid Fixed Rate Loans) or four (4) Eurodollar Business Days (in the case of any request for Competitive Bid Eurodollar Loans) before the date specified for a proposed Competitive Bid Borrowing; provided, however, that failure by any Bank to give such notice shall not cause such Bank to be obligated to make any Competitive Bid Loan as part of such Competitive Bid Borrowing. A Competitive Bid submitted by a Bank pursuant to this paragraph (b) shall be irrevocable.

(c)	Agent shall promptly notify Borrower and each Bank by telex or telecopier of all the Competitive Bids made, the Competitive Bid Fixed Rate or Competitive Bid Eurodollar Margin and the principal amount of each Competitive Bid Loan in respect of which a Competitive Bid was made and the identity of Bank that made each bid. Agent shall send a copy of all Competitive Bids to Borrower and each Bank for their records as soon as practicable after completion of the bidding process set forth in this Section 2.2.1.


(d)	Borrower may in its sole and absolute discretion, subject only to the provisions of this Section 2.2.1(d), accept or reject any Competitive Bid referred to in paragraph (c) above; provided, however, that the aggregate amount of the Competitive Bids so accepted by Borrower may

                                       9

not exceed the principal amount of the Competitive Bid Borrowing requested by Borrower. Borrower shall notify Agent by telex or telecopier whether and to what extent it has decided to accept or reject any or all of the bids referred to in paragraph (c) above, not later than 10:00 a.m. (Dallas, Texas time), one (1) Domestic Business Day (in the case of any request for Competitive Bid Fixed Rate Loans) or three (3) Eurodollar Business Days (in the case of any request for Competitive Bid Eurodollar Loans) before the date specified for a proposed Competitive Bid Borrowing; provided, however, that
(w) the failure by Borrower to give such notice shall be deemed to be a rejection of all the bids referred to in paragraph (c) above, (x) Borrower shall not accept a bid made at a particular Competitive Bid Fixed Rate or Competitive Bid Eurodollar Margin if Borrower has decided to reject a bid made at a lower Competitive Bid Fixed Rate or Competitive Bid Eurodollar Margin, (y) if Borrower shall accept bids made at a particular Competitive
Bid Fixed Rate or Competitive Bid Eurodollar Margin but shall be restricted by other conditions hereof from borrowing the principal amount of all Competitive Bid Loans in respect of which bids at such Competitive Bid Fixed Rate or Competitive Bid Eurodollar Margin have been made, then Borrower shall accept a pro rata portion of each bid made at such Competitive Bid Fixed Rate or Competitive Bid Eurodollar Margin based as nearly as possible on the respective principal amounts of Competitive Bid Loans for which such bids were made, and (z) no bid shall be accepted for a Competitive
Bid Loan unless such Competitive Bid Loan is in a minimum principal amount of $1,000,000 and an integral multiple of $100,000. Notwithstanding the foregoing, if it is necessary for Borrower to accept a pro rata allocation of the bids made in response to a Competitive Bid Request (whether pursuant to the events specified in clause (y) above or otherwise) and the available principal amount of Competitive Bid Loans to be allocated among Banks is not sufficient to enable Competitive Bid Loans to be allocated to each Bank in a minimum principal amount of $1,000,000 and in integral multiples of $100,000, then Borrower shall select Banks to be allocated such Competitive Bid Loans and shall round allocations up or down to the next higher or lower multiple of $100,000 as it shall deem appropriate. A notice given by Borrower pursuant to this paragraph (d) shall be irrevocable.

                                    10

(e)	Agent shall promptly notify each bidding Bank whether or not its
Competitive Bid has been accepted (and if so, in what amount and at what Competitive Bid Fixed Rate or Competitive Bid Eurodollar Margin) by telex or telecopier sent by Agent, and each successful bidder will thereupon become bound, subject to the other applicable conditions hereof, to make the Competitive Bid Loan in respect of which its bid has been accepted. After completing the notifications referred to in the immediately preceding sentence, Agent shall notify each Bank of the aggregate principal amount of all Competitive Bids accepted.

(f)	No Competitive Bid Borrowing shall be made within five (5) Business Days of the date of any other Competitive Bid Borrowing unless Borrower and Agent shall mutually agree otherwise.

(g)	If Agent shall at any time have a Commitment hereunder and shall elect to submit a Competitive Bid in its capacity as a Bank, it shall submit such bid directly to Borrower at least one half of an hour earlier than the latest time at which the other Banks are required to submit their bids to Agent pursuant to paragraph (b) above.

(h)	All notices required by this Section 2.2.1 shall be made in accordance with Section 13.1.

2.2.2.	Method of Committed Borrowing.  (a) In order to request Committed
Loans, Borrower shall hand deliver, telex or telecopy to Agent a duly completed Request for Committed Loans prior to 12:00 noon (Dallas, Texas time), (i) at least one (1) Domestic Business Day before the date specified for a proposed Base Rate Borrowing, and (ii) at least three (3) Eurodollar Business Days before the date of a proposed Eurodollar Borrowing. Each Request for Committed Loans shall be substantially in the form of Exhibit F hereto, and shall specify:

(i)	the date of such Committed Borrowing, which shall be a Domestic Business
Day in the case of a Committed Borrowing comprised of Base Rate Loans or a Eurodollar Business Day in the case of a Committed Borrowing comprised of Eurodollar Loans;

                                    11

(ii)	the aggregate amount of such Committed Borrowing;

(iii)	whether the Loans comprising such Committed Borrowing are to be Base Rate
Loans or Eurodollar Loans; and

(iv)	in the case of a Committed Borrowing comprised of Eurodollar Loans the duration of the Interest Period applicable thereto, subject to the provisions of the definition of Interest Period.

(b)	Upon receipt of a Request for Committed Loans, Agent shall promptly notify each Bank of the contents thereof and the amount of the Committed Borrowing to be loaned by such Bank pursuant thereto, and such Request for Committed Loans shall not thereafter be revocable by Borrower.

(c)	Not later than 12:00 noon (Dallas, Texas time) on the date of each
Committed Borrowing, each Bank shall (except as provided in Section 2.2.2(d)) make available that portion of such Committed Borrowing allocated to such Bank pursuant to Section 2.1(a) in Federal or other funds immediately available in Dallas, Texas to Agent at its address referred to in Section 13.1. Notwithstanding the foregoing, if Borrower delivers to Agent a Request for Committed Loans prior to 10:00 a.m. (Dallas, Texas time) on a Domestic Business Day requesting a Committed Borrowing comprised of Base Rate Loans on such day, each Bank shall use its best efforts to make available to Agent that portion of such Committed Borrowing allocated to such Bank pursuant to
Section 2.1 by 1:00 p.m. (Dallas, Texas time) on the same day. Unless Agent determines that any applicable condition specified in Section 6.2 has not been satisfied, Agent will make the funds so received from Banks available to Borrower at Agent's aforesaid address.


(d)	If any Bank makes a new Committed Loan hereunder on a day on which
Borrower is to repay all or any part of an outstanding Loan from such Bank, such Bank shall apply the proceeds of its new Committed Loan to make such repayment and only an amount equal to the difference (if any) between the amount being borrowed and the amount being

                                   12

repaid shall be made available by such Bank to Agent or remitted by Borrower to Agent, as the case may be.

SECTION 2.3. Method of Obtaining Letters of Credit. (a) Borrower shall give Agent notice (a "Request for Letter of Credit") prior to 12:00 noon (Dallas, Texas time) at least three (3) Domestic Business Days before the date Borrower requests that a Letter of Credit be issued. Each Request for Letter of Credit shall be substantially in the form of Exhibit G attached hereto and shall be accompanied by the executed, complete letter of credit application and agreement referenced in Section 2.1(b).

(b)	Upon receipt of a Request for Letter of Credit, Agent shall promptly notify each Bank of the contents thereof and of the material provisions of the related letter of credit application and agreement. Agent shall provide a copy of the Request for Letter of Credit and the original counterpart of the letter of credit application and agreement to the proposed Issuer.

(c)	Provided that the proposed Issuer agrees to issue the requested
Letter of Credit, and provided further that Agent has not determined that a condition to such issuance referred to in Section 6.2 has not been satisfied, not later than 12:00 noon (Dallas, Texas time) on the date Borrower requests that such Letter of Credit be issued, the Issuer shall issue such Letter of Credit and deliver the same to the beneficiary thereof and shall promptly thereafter provide notice thereof to each other Bank.

SECTION 2.4. Notes. The Committed Loans of each Bank shall be evidenced by a single Committed Note payable to the order of such Bank in an amount equal to such Bank's Commitment. The Competitive Bid Loans of each Bank shall be evidenced by a single Competitive Bid Note payable to the order of such Bank in an amount equal to the Total Commitment.

SECTION 2.5. Interest Rates. (a) Each Base Rate Loan shall bear interest on the outstanding principal balance thereof at a rate per annum equal to the sum of the Applicable Margin plus the Base Rate in effect from day to day, each change in the Base Rate to be effective without notice to Borrower on the effective date of each such change, provided that in no event shall the rate charged hereunder or under the Notes exceed the Maximum Lawful Rate. Interest on each Base Rate Loan shall be payable as it accrues on each Quarterly Date.


(b)	Each Committed Eurodollar Loan shall bear interest on the outstanding principal amount thereof, for the Interest Period applicable thereto, at a rate per annum equal to the sum of the Applicable Margin plus the applicable Adjusted Eurodollar Rate; provided that in no event shall the rate charged hereunder or under the Notes exceed the Maximum Lawful Rate. Interest on each Eurodollar Loan having an Interest Period of one, two or three months shall be payable on the

                                    13

last day of the Interest Period applicable thereto. Interest on each Committed Eurodollar Loan having an Interest Period of six, nine, or twelve months, shall be payable on the last day of the Interest Period applicable thereto and on each Quarterly Date during such Interest Period.

(c)	Each Competitive Bid Fixed Rate Loan shall bear interest at a rate per annum equal to the fixed rate of interest offered by the Bank making such Competitive Bid Fixed Rate Loan in such Bank's Competitive Bid and accepted by Borrower pursuant to Section 2.2.1; provided, that in no event shall the rate charged hereunder or under the Notes exceed the Maximum Lawful Rate. Interest on each Competitive Bid Fixed Rate Loan shall be payable on the last day of the Interest Period applicable thereto.

(d)	Each Competitive Bid Eurodollar Loan shall bear interest at a rate per annum equal to the sum of (i) the Competitive Bid Eurodollar Margin offered by the Bank making such Competitive Bid Eurodollar Loan in such Bank's Competitive Bid and accepted by Borrower pursuant to Section 2.2.1, plus (ii) the applicable Adjusted Eurodollar Rate; provided, that in no event shall the rate charged hereunder or under the Notes exceed the Maximum Lawful Rate. Interest on each Competitive Bid Eurodollar Loan shall be payable on the last day of the Interest Period applicable thereto.

(e)	[Intentionally Deleted].

(f)	With respect to Committed Loans and Competitive Bid Eurodollar Loans,
Agent shall determine each interest rate applicable thereto in accordance with the terms hereof (and in accordance with the applicable Competitive Bids for Competitive Bid Eurodollar Loans accepted by Borrower). Agent shall promptly notify Borrower and Banks by telex, telecopy or cable of each rate of interest so determined, and its determination thereof shall be conclusive in the absence of manifest error.


(g)	Notwithstanding the foregoing, if at any time the rate of interest calculated with reference to the Base Rate, any Competitive Bid Fixed Rate accepted by Borrower or the Adjusted Eurodollar Rate hereunder, if applicable, (the "contract rate") is limited to the Maximum Lawful Rate, any subsequent reductions in the contract rate shall not reduce the rate of interest on the affected Loan below the Maximum Lawful Rate until the total amount of interest accrued equals the amount of interest which would have accrued if the contract rate had at all times been in effect. In the event that at maturity (stated or by acceleration), or at final payment of any Note, the total amount of interest paid or accrued on such Note is less than the amount of interest which would have accrued if the contract rate had at all times been in effect with respect thereto, then at such time, to the extent permitted by law, Borrower shall pay to the holder of such Note an amount equal to the difference between (i) the lesser of the amount of interest which would have accrued if the

                                    14

contract rate had at all times been in effect and the amount of interest which would have accrued if the Maximum Lawful Rate had at all times been in effect, and (ii) the amount of interest actually paid on such Note.

SECTION 2.6. [Intentionally Deleted]

SECTION 2.7.  Voluntary Prepayments.  Borrower may, subject to Section
5.1 and the other provisions of this Agreement, upon three (3) Business Days advance notice to Agent, prepay the principal of Committed Loans then outstanding in whole or in part. Any partial prepayment shall be in a minimum amount of $500,000 and shall be in an integral multiple of $100,000. Voluntary prepayments of Competitive Bid Loans are not permitted.

SECTION 2.8.  [Intentionally Deleted].

SECTION 2.9.  Voluntary Reduction of Commitments and Prepayment of
Loans. Borrower may, by notice to Agent five (5) Domestic Business Days prior to the effective date of any such reduction, reduce the Total Commitment (and thereby reduce the Commitment of each Bank ratably) in amounts not less than $5,000,000 or any larger multiple of $5,000,000. On the effective date of any such reduction, Borrower shall, to the extent required as a result of such reduction, make a principal payment on the Loans in an amount sufficient to cause the principal balance of all Loans then outstanding to be equal to or less than the Total Commitment as thereby reduced. Notwithstanding the foregoing, Borrower shall not be permitted to voluntarily reduce the Total Commitment to an amount less than the sum of (i) the aggregate Letter of Credit Exposure of all Banks, plus (ii) the aggregate outstanding principal balance of all Competitive Bid Loans.

SECTION 2.10. Termination of Commitments; Final Maturity; Maturity of Committed Eurodollar Loans and Competitive Bid Loans. The Total Commitment (and the Commitment of each Bank) shall terminate, and the entire outstanding principal balance of all Loans, all interest accrued thereon, all accrued but unpaid fees hereunder and all other outstanding Obligations shall be due and payable in full on the Termination Date. All Eurodollar Loans and Competitive Bid Loans shall be due and payable on the expiration of the Interest Period applicable thereto; provided, that, to the extent permitted by Section 2.1(a) and 6.2, such Loans may be refinanced on such date pursuant to a Refunding Borrowing.

SECTION 2.11. Application of Payments. Each repayment pursuant to Sections 2.7, 2.9, 2.10, 3.4 or 4.5 shall be made together with accrued interest on the amount repaid to the date of payment, and shall be applied to payment of the Loans of Banks in accordance with Section 4.2 and the other provisions of this Agreement.


SECTION 2.12. Commitment Fee. On the Termination Date, on each Quarterly Date prior to the Termination Date, and, in the event the Commitments are

                                     15

terminated in their entirety prior to the Termination Date, on the date of such termination, Borrower shall pay to Agent, for the ratable benefit of each Bank based on each Bank's Commitment Percentage, a commitment fee equal to the Commitment Fee Percentage (applied on a per annum basis and computed on the basis of actual days elapsed and as if each calendar year consisted of 365 days) of the remainder of the following for each day during the Fiscal
Quarter (or portion thereof) ending on such date (a) the Borrowing Base in effect on such day, minus (b) the sum of (i) the aggregate outstanding principal balance of all Committed Loans on such day, plus (ii) the aggregate outstanding Letter of Credit Exposure on such day.

SECTION 2.13. Agency Fee. Borrower shall pay to Agent and its Affiliates such other fees and amounts as Borrower shall be required to pay to Agent and its Affiliates from time to time pursuant to any separate agreement between Borrower and Agent or such Affiliates. Such fees and other amounts shall be retained by Agent and its Affiliates, and no Bank (other than Agent) shall have any interest therein.


SECTION 2.14 Increases in the Total Commitment. Borrower shall have the option, at any time, by written notice (an "Increase Request") to Agent and each Bank of requesting an increase in the Total Commitment to an amount up to $200,000,000. Any such increase shall require the approval of Required Banks, and no such increase shall have the effect of increasing the Commitment of any Bank without the prior written consent of such Bank which consent may be withheld by each Bank in its sole and absolute discretion. In the event Required Banks fail to notify Borrower of their approval of any increase in the Total Commitment within 15 Domestic Business Days following the date of the Increase Request, such increase will be deemed to be denied. In the event any of the Banks elect, in their sole and absolute discretion, to increase their respective Commitments, such Banks (individually, an "Electing Bank", and collectively, the "Electing Banks") shall notify (an "Increase Notice") Agent and Borrower of such election within 15 Domestic Business Days following the date of Borrower's Increase Request. If the aggregate amount by which the Banks elect to increase their Commitments exceeds the amount of the increase in the Total Commitment requested by Borrower, the amount of the increase in the Total Commitment shall be allocated to increases in the Commitments of the Electing Banks in such manner as Agent and Borrower shall determine as specified in a written notice from Agent to all Banks; provided, that in no event shall the Commitment of any Electing Bank be increased by an amount greater than the amount specified by such Electing Bank in its Increase Notice. In the event Banks deliver Increase Notices and the aggregate amount of the increase in the Commitments specified therein is less than or equal to the increase in the Total Commitment requested by Borrower, each Electing Bank's Commitment shall be increased by the amount specified in its Increase Notice. In the event no Banks deliver Increase Notices or the aggregate amount of the increase in the Commitments of the Electing Banks specified in Increase
Notices is less than or equal to the increase in the Total Commitment requested by Borrower, unless Required Banks have denied Borrower's request for an increase in the Total Commitment, Borrower

                                    16

shall have the right to cause one or more other financial institutions selected by Borrower and approved by Agent, such approval to not be unreasonably withheld, to become parties to this Agreement as Banks ("New Banks") by executing an Addendum hereto in the form of Exhibit A to the Second Amendment, and each of such new Banks shall have the Commitments specified in such Addendums; provided, that the aggregate Commitments of the New Banks shall not exceed the difference between (a) the amount of the increase in the Total Commitment requested by Borrower in the related Increase Request, and (b) the amount of such requested increase which was satisfied by the existing Banks in the manner set forth above. Simultaneously with any increase in the Total Commitment contemplated by this Section 2.14, (w) the Commitment Percentages of each Bank shall be automatically adjusted to the decimal, expressed as a percentage, determined by dividing the amount of each Bank's Commitment (as then increased, if applicable) by the amount of the Total Commitment as then increased, (y) Borrower shall execute and deliver to each Bank which has increased its Commitment a new Note payable to such Bank in the amount of its Commitment as increased thereby, (y) Agent, on behalf of all Banks, and Borrower, shall enter into such conforming amendments to this Agreement and the other Loan Papers as Agent shall deem necessary or appropriate to reflect the increase in the Total Commitment contemplated thereby (and each Bank hereby authorizes Agent to enter into any such conforming amendments on its behalf, each of which shall be enforceable by and against each Bank to the same extent as if executed by such Bank), and (z) Borrower shall deliver to Agent such certificates of officers of Borrower and of Governmental Authorities, resolutions of the Board of Directors of Borrower and other documents and instruments, including, without limitation, opinions of counsel, as Agent shall reasonably require to evidence the corporate existence of Borrower, the due authorization of the increase in the Commitments and the Total Commitment, the due authorization, execution and delivery of any documents related to such increase (including any Addendum, new Notes or conforming amendments contemplated by this Section 2.14) and such other matters relating to such increase as Agent shall reasonably require. No increase in the Total Commitment shall result in any increase in the Borrowing Base unless the Banks shall simultaneously approve an increase in the Borrowing Base in the manner specified in Article III hereof.

1.5	Amendments to Borrowing Base Provisions.  Sections 3.1 of the Credit
Agreement shall be amended to read in full as follows:


SECTION 3.1. Reserve Report; Proposed Borrowing Base. As soon as available and in any event by March 1 of each year, Borrower shall (a) make or cause to be made available to Agent and each Bank for its review and inspection at Borrower's offices in Taft, California and at the offices of the Approved Petroleum Engineer (or at such other locations as Agent, the Borrower and the Banks may mutually agree) a Reserve Report prepared as of the immediately preceding December 31, and (b) deliver to Agent and each Bank a Reserve Summary and a Reserve Engineer's Letter prepared with respect to such Reserve Report.

                                     17

On or before April 1 of each year (or if such day is not a Domestic Business Day, on or before the Domestic Business Day immediately preceding April 1 (or on such other Domestic Business Day on or around April 1 as Agent, Borrower and Banks shall mutually agree), Borrower shall make available in Dallas, Texas (or at such other locations as Agent, the Borrower and the Banks may mutually agree) the appropriate representatives of the Approved Petroleum Engineer and Borrower's in house engineering staff for a meeting with the engineering staff of each Bank to review the data contained in the Reserve Report and such other geologic, geophysical and other information regarding Borrower's Mineral Interests as each Bank shall request. On or before May 1, 1999 Borrower shall notify each Bank of the amount of the Borrowing Base which Borrower requests becomes effective on June 1, 1999 (or such date promptly thereafter as Required Banks shall elect). Simultaneously with the delivery to Agent and each Bank of each Reserve Summary and Reserve Engineer's Letter commencing with the Reserve Summary and Reserve Engineer's Letter to be delivered on or before March 1, 2000, Borrower shall notify each Bank of the amount of the Borrowing Base which Borrower requests becomes effective on the next April 1 (or such date promptly following April 1 as Required Banks shall elect).

The first sentence of Section 3.2 of the Credit Agreement shall be amended to read in full as follows:

Based in part on the Reserve Report made available to Banks pursuant to Section 3.1, Banks shall redetermine the Borrowing Base on or prior to June 1 (in the case of calendar year 1999) and May 1 (in the case of calendar year 2000 and thereafter)(or in each case, such date promptly thereafter as Required Banks shall elect).

Section 3.3(a) of the Credit Agreement shall be amended to read in full as follows:

(a) In addition to Scheduled Redeterminations, Required Banks, in their sole discretion, shall be permitted to make a Special Redetermination of the Borrowing Base once in each Fiscal Year. Any request by Required Banks pursuant to this Section 3.3 (a) shall be submitted to Agent and Borrower.

Section 3.5 of the Agreement shall be deleted in its entirety.

1.6	Certain Amendments to General Provisions.  Sections 4.2 and 4.7 of the
Credit Agreement shall be amended to read in full as follows:


SECTION 4.2. General Provisions as to Payments. (a) Borrower shall make each payment of principal of, and interest on, the Loans and all fees payable hereunder shall be paid not later than 12:00 noon (Dallas, Texas time) on the date when due, in Federal or other funds immediately available in Dallas, Texas, to Agent at its address referred to in Section 13.1. Agent will promptly (and if such payment is received by Agent by 10:00 a.m., and otherwise if reasonably possible, on the same Domestic Business Day) distribute to each Bank its share (as determined in

                                     18

accordance with the other provisions of this Agreement) of each such payment received by Agent for the account of Banks. Whenever any payment of principal of, or interest on, Base Rate Loans or Competitive Bid Fixed Rate Loans or of fees shall be due on a day which is not a Domestic Business Day, the date for payment thereof shall be extended to the next succeeding Domestic Business Day (subject to the definition of Interest Period). Whenever any payment of principal of, or interest on, the Eurodollar Loans shall be due on a day which is not a Eurodollar Business Day, the date for payment thereof shall be extended to the next succeeding Eurodollar Business
Day (subject to the definition of Interest Period). If the date for any payment of principal is extended by operation of Law or otherwise, interest thereon shall be payable for such extended time. Borrower hereby authorizes Agent to charge from time to time against Borrower's accounts with Agent any amount then due.

(b)	Prior to the occurrence of an Event of Default, all principal payments received by Banks on Competitive Bid Loans shall be applied to the Competitive Bid Loans then due, and all principal payments received by Banks in respect of Committed Loans shall be applied first, to Eurodollar Loans with Interest Periods ending on the date of such payment, then to Base Rate Loans, then to Eurodollar Loans next maturing until such principal payment is fully applied with such adjustments in such order of payment as Agent shall specify in order that each Bank receives its ratable share of each such payment.

(c)	After the occurrence of an Event of Default, all amounts collected or received by Agent or any Bank in respect of the Obligations shall be applied first to the payment of all proper costs incurred by Agent in connection with the collection thereof (including reasonable expenses and disbursements of Agent), second to the payment of all proper costs incurred by Banks in connection with the collection thereof (including reasonable expenses and disbursements of Banks), third to the reimbursement of any advances made by Banks to effect performance of any unperformed covenants of Borrower under any of the Loan Papers, fourth to the payment of any unpaid agency fees required pursuant to Section 2.13, fifth to the payment of any unpaid fees required pursuant to Sections 2.1(b), and 2.12 and sixth, to payment of the Loans to each Bank in accordance with each Bank's Sharing Percentage.

SECTION 4.7.  Limitation on Number of Eurodollar Loans and Competitive
Bid Loans. Unless otherwise agreed by Agent with the consent of the Required Banks, there may be no more than an aggregate of fifteen (15) Committed Eurodollar Loans and Competitive Bid Loans outstanding at any time.

1.7	Certain Amendments to Eurodollar Loan Provisions.  Sections 5.1 and 5.2
of the Credit Agreement shall be amended to read in full as follows:


SECTION 5.1. Funding Losses. If Borrower makes any payment of principal with respect to any Committed Eurodollar Loan or Competitive Bid Loan

                                   19

(whether pursuant to Sections 2.7, 2.9, 2.10, 3.4, 11.1, the remaining provisions of this Article V or as a voluntary or mandatory prepayment or otherwise) on any day other than the last day of an Interest Period applicable thereto, or if Borrower fails to borrow any Committed Eurodollar Loan or Competitive Bid Loan after notice has been given to any Bank in accordance with
Section 2.2, Borrower shall reimburse each Bank on demand for any resulting loss or expense incurred by it, including (without limitation) any loss incurred in obtaining, liquidating or employing deposits from third parties, or any loss arising from the reemployment of funds at rates lower than the cost to such Bank of such funds and related costs, which in the case of the payment or prepayment prior to the end of the Interest Period for any Committed Eurodollar Loan or Competitive Bid Loan shall include the amount, if any, by which (i) the interest which such Bank would have received, absent such payment or prepayment for the applicable Interest Period exceeds
(ii) the interest which such Bank would receive if the amount of such Committed Eurodollar Loan or Competitive Bid Loan were deposited, loaned, or placed by such Bank in the interbank eurodollar market on the date of such payment or prepayment for the remainder of the applicable Interest Period.
Such Bank shall promptly deliver to Borrower and Agent a certificate as to the amount of such loss or expense, which certificate shall be conclusive in the absence of manifest error.

SECTION 5.2. Basis for Determining Interest Rate Applicable to Eurodollar Loans Inadequate. If on or prior to the first day of any Interest Period the Required Banks advise Agent that the Adjusted Eurodollar Rate as determined by Agent will not adequately and fairly reflect the cost to such Banks of funding their Eurodollar Loans for such Interest Period, Agent shall give notice thereof to Borrower and Banks, whereupon the obligations of Banks to make Eurodollar Loans shall be suspended until Agent notifies Borrower that the circumstances giving rise to such suspension no longer exist. Unless Borrower notifies Agent at least two (2) Domestic Business Days before the date of any Eurodollar Borrowing for which a Request for Committed Loans or a Competitive Bid Request requesting Competitive Bid Eurodollar Loans previously been given that it elects not to borrow on such date, such Borrowing shall instead be made as a Base Rate Loan.

1.8	Events of Default.  Section 11.1 of the Credit Agreement shall be amended to (a) delete the word "or" at the end of clause (j) thereof, (b) to insert the word "or" after the semicolon at the end of clause (k) thereof; and (c) to add a new clause (l) which shall read in full as follows:

"(l)	this Agreement or the other Loan Papers shall cease to be in full force and effect or shall be declared null and void or the validity or enforceability thereof shall be contested or challenged by Borrower, or Borrower shall deny that it has any further liability or obligation under any of the Loan Papers to which it is a party."

1.9	Successors and Assigns.  Section 13.10(c) of the Credit Agreement shall be amended to read in full as follows:

                                      20

"(c)	Each Bank may make assignments to the Federal Reserve Bank.  Each
Bank may also assign to one or more assignees (each an "Assignee") all or any part of its rights and obligations under the Loan Papers so long as (i) the assignor Bank and Assignee execute and deliver to Agent and Borrower for their consent and acceptance (that may not be unreasonably withheld and will not be required from Borrower during the existence of a Default) an assignment and assumption agreement in substantially the form of Exhibit J (an "Assignment and Assumption Agreement") and assignor Bank pays to Agent a processing fee of $3,500, (ii) the conditions (including, without limitation, minimum amounts of the Total Commitment that may be assigned or that must be retained) for that assignment set forth in the applicable Assignment and Assumption Agreement are satisfied, and (iii) no Event of Default exists under the Agreement. The "Effective Date" in each Assignment and Assumption Agreement must (unless a shorter period is agreeable to Borrower and Agent) be at least five Domestic Business Days after it is executed and delivered by the assignor Bank and the Assignee to each Agent and Borrower for acceptance. Once that Assignment and Assumption Agreement is accepted by Agent and Borrower, then, from and after the Effective Date stated on it (i) the Assignee automatically becomes a party to this Agreement and, to the extent provided in that Assignment and Assumption Agreement, has the rights and obligations of a Bank under the Loan Papers, (ii) the assignor Bank, to the extent provided in that Assignment and Assumption Agreement, is released from its obligations under this Agreement and, in the case of an Assignment and Assumption Agreement covering all of the remaining portion of the assignor Bank's rights and obligations under the Loan Papers, that Bank ceases to be a party to the Loan Papers, (iii) Borrower shall execute and deliver to the assignor Bank and the Assignee the appropriate Notes in accordance with this Agreement following the transfer, (iv) upon delivery of the Notes under clause (iii) preceding, the assignor Bank shall return to Borrower all Notes previously delivered to that Bank under this Agreement, and
(v) Schedule 1 is automatically deemed to be amended to reflect the name, address, telecopy number and Commitment of the Assignee and the remaining Commitment (if any) of the assignor Bank, and Agent shall prepare and circulate to Borrower and Banks an amended Schedule 1 reflecting those changes.

1.10	Exhibits.   Exhibits A, B, C, D, E, F, G, H, I and J to the Credit
Agreement shall be amended to read in full as set forth in Exhibits A, B, C, D, E, F, G, H, I and J, attached hereto.

SECTION 2	Increase in Borrowing Base.  Subject to the satisfaction of each condition precedent set forth in Section 3 hereof and in reliance on the representations, warranties, covenants and agreements herein contained, the Banks agree that the Borrowing Base in effect from and including January 21, 1999 until the effective date of the next Redetermination thereafter shall be $110,000,000.


SECTION 3 	Conditions Precedent to Effectiveness of Amendments.  The amendments to the Loan Agreement contained in Section 1 of this Second Amendment and the increase in the

                                    21

Borrowing Base pursuant to Section 2 of this Second Amendment shall be effective only upon the delivery to Agent of each of the following:

(a)	a Committed Note and a Competitive Bid Note payable to the order of each
Bank, each in the amount of such Bank's Commitment after giving effect to the Assignment and Assumption Agreements referenced in the recitals hereto;

(b)	a copy of the Certificate of Incorporation and all amendments thereto, of the Borrower accompanied by a certificate that such copy is true, correct and complete, and dated within twenty (20 days of the Effective Date of this Second Amendment, issued by the Secretary of State of Delaware, and accompanied by a certificate of the Secretary of Borrower that such copy is true, correct and complete on the Effective Date of the Second Amendment;

(c)	a copy of the Bylaws, and all amendments thereto, of Borrower accompanied by a certificate of the Secretary of Borrower that such copy is true, correct and complete as of the Effective Date of the Second Amendment;

(d)	certain certificates and other documents issued by the appropriate
Governmental Authorities of such jurisdictions as Agent has requested relating to the existence of Borrower and to the effect that Borrower is in good standing with respect to the payment of franchise and similar Taxes in such jurisdictions and is duly qualified to transact business in such jurisdictions;

(e)	a certificate of incumbency of all officers of Borrower who are authorized to execute or attest the Notes referenced in Section 3(a) above, this Amendment and any other Loan Paper, dated the Effective Date of the Second Amendment, executed by the Secretary of Borrower;

(f)	copies of resolutions approving the Notes referenced in Section 3(a) above and this Second Amendment and authorizing the transactions contemplated by this Second Amendment, duly adopted by the Board of Directors of Borrower and accompanied by a certificate, dated the Effective Date of the Second Amendment, of the Secretary of Borrower that such resolutions are true and correct copies of resolutions duly adopted at a meeting of or (if permitted by applicable Law and, if required by such Law, by the Bylaws of Borrower) by the unanimous written consent of the Board of Directors of Borrower, and that such resolutions constitute all of the resolutions adopted with respect to such transactions, have not been amended, modified, or revoked in any respect, and are in full force and effect as of the date hereof;

(g)	an opinion of Nordman, Cormany, Hair & Compton, counsel for Borrower, dated the Effective Date of the Second Amendment, favorably opining as to the enforceability of the Second Amendment and each of the Notes referenced in
Section 3(a) above and otherwise in form and substance satisfactory to Agent;

(h)	such other documents, instruments, agreements and actions as may reasonably be required by Agent and each Bank; and

                                     22

(i)	payment of all fees to Agent and its Affiliates contemplated by separate letter agreements by and between Borrower and Agent.

SECTION 4 	Representations and Warranties of Borrower.  To induce the Banks and
Agent to enter into this Second Amendment, Borrower hereby represents and warrants to Agent as follows:

4.1	Reaffirmation of Representations and Warranties.  Each representation and warranty of Borrower contained in the Credit Agreement and the other Loan Papers is true and correct on the date hereof and will be true and correct after giving effect to the amendments set forth in Section 1 hereof.

4.2	Due Authorization; No Conflicts.  The execution, delivery and performance by Borrower of this Second Amendment are within the Borrower's corporate powers, have been duly authorized by all necessary action, require no action by or in request of, or filing with, any governmental body, agency or official and do not violate or constitute a default under any provision of applicable law or any Material Agreement binding upon Borrower or the Subsidiaries of Borrower or result in the creation or imposition of any Lien upon any of the assets of Borrower or the Subsidiaries of Borrower except Permitted Encumbrances.

4.3	Validity and Enforceability.  This Second Amendment constitutes the valid and binding obligation of Borrower enforceable in accordance with its terms, except as (i) the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditor's rights generally, and (ii) the availability of equitable remedies may be limited by equitable principles of general application.

SECTION 5  Miscellaneous.

5.1	No Defenses.  Borrower hereby represents and warrants to the Banks that there are no defenses to payment, counterclaims or rights of set-off with respect to the Obligations existing on the date hereof.

5.2	Reaffirmation of Loan Papers.  Any and all of the terms and provisions of the Credit Agreement and the Loan Papers shall, except as amended and modified hereby, remain in full force and effect.

5.3	Parties in Interest.  All of the terms and provisions of this Second
Amendment shall bind and inure to the benefit of the parties hereto and their respective successors and assigns.

5.4	Legal Expenses.  Borrower hereby agrees to pay on demand all reasonable fees and expenses of counsel to Agent incurred by Agent, in connection with the preparation, negotiation and execution of this Second Amendment and all related documents.

                                    23

5.5	Counterparts.  This Second Amendment may be executed in counterparts, and all parties need not execute the same counterpart; however, no party shall be bound by this Second Amendment until all parties have executed a counterpart. Facsimiles shall be effective as originals.

5.6	Complete Agreement.  THIS SECOND AMENDMENT, THE CREDIT AGREEMENT AND THE
OTHER LOAN PAPERS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

5.7	Headings.  The headings, captions and arrangements used in this Second
Amendment are, unless specified otherwise, for convenience only and shall not be deemed to limit, amplify or modify the terms of this Second Amendment, nor affect the meaning thereof.

                                    24

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be duly executed by their respective authorized officers on the date and year first above written.

BORROWER:

BERRY PETROLEUM COMPANY,
a Delaware corporation


By:
Jerry V. Hoffman, Chairman, President and Chief
Executive Officer


By:
Ralph J. Goehring, Senior Vice President and
Chief Financial Officer


AGENT:

NATIONSBANK, N.A., successor by merger to NationsBank of Texas, N.A.


By: 	s/s Claire Liu
Name:	Claire M. Liu
Title:	Managing Director

BANKS:

NATIONSBANK, N.A., successor by merger to NationsBank of Texas, N.A.


By: 	s/s Claire Liu
Name:	Claire M. Liu
Title:	Managing Director

WELLS FARGO BANK (TEXAS), N.A.

By: 	s/s Greg Petruska
Name: 	Greg Petruska
Title: 	Vice President

UNION BANK OF CALIFORNIA, N.A.

By: 	s/s Randy Osterberg
Name: 	Randy Osterberg
Title: 	Vice President

                                  26

                                   SCHEDULE 1

                             FINANCIAL INSTITUTIONS



	Banks                  Commitment Amount           Commitment Percentage

NationsBank, N.A.               $68,181,750                     45.4545%

Wells Fargo Bank (Texas), N.A.  $40,909,050                     27.2727%

Union Bank of California, N.A.  $40,909,050                     27.2727%



Banks             Domestic              Eurodollar            Address
                  Lending               Lending               for Notice

NationsBank,  901 Main Street,        901 Main Street,       901 Main Street,
N.A.          64th Floor              64th Floor              64th Floor
              Dallas, Texas 75202     Dallas, Texas 75202    Dallas, Texas 75202
              Fax No. (214) 508-1285  Fax (214) 508-1285     Fax (214) 508-1285


Wells Fargo   633 17th Street,         633 17th Street,        633 17th Street,
Bank (Texas), 3rd Floor                3rd Floor               3rd Floor
N.A.          North Tower             North Tower            North Tower
              Denver, Colorado 80270 Denver, Colorado 80270  Denver, Colorado
                                                             80270
              Fax No. (303) 293-5120 Fax No. (303) 293-5120  Fax No.
                                                             (303) 293-5120

Union Bank   Energy Capital          Energy Capital          Energy Capital
of           Services                Services                Services
California   445 S. Figueroa Street  445 S. Figueroa Street  Dallas Office
N.A.         15th Floor               15th Floor              500 N. Akard,
             Los Angeles, CA 90071   Los Angeles, CA  90071  Dallas, Texas 75201
             Fax No. (213) 236-4096  Fax No. (213) 236-4096  Fax No.
                                                             (214) 922-4209


Agent - Address:

901 Main Street, 64th Floor
Dallas, Texas  75202
Attn:  ____________________
Fax:  (214) 508-1285



                               Schedule 1-1